Amendment dated September 4, 2018 to certain Pricing Supplements dated July 18, 2016 to the Prospectus dated March 30, 2018 and the Prospectus Supplement dated July 18, 2016

iPath® US Treasury 2-year Bull ETN

iPath® US Treasury 2-year Bear ETN

iPath® US Treasury 5-year Bull ETN

iPath® US Treasury 5-year Bear ETN

iPath® US Treasury 10-year Bull ETN

iPath® US Treasury Long Bond Bull ETN

iPath® US Treasury Steepener ETN

iPath® US Treasury Flattener ETN

Barclays Inverse US Treasury Composite ETN

This amendment amends and supplements the relevant pricing supplement dated July 18, 2016 (each, a “Pricing Supplement”) for each of the nine series of ETNs listed above (the “Affected Series”). The terms of the Exchange Traded Notes of the Affected Series (the “ETNs”) are as described in the relevant Pricing Supplement, including the specific amendment described below.

Early Redemption:  Subject to the redemption procedures described in the Pricing Supplement (other than as hereby amended), you may redeem your ETNs on any redemption date during the term of the ETNs. After the close of trading on September 4, 2018, we will waive the minimum redemption amount so that you may exercise your right to redeem your ETNs on any redemption date with no minimum amount. Our waiver of the minimum redemption amount will be available to any and all holders of the ETNs on such early redemption dates and will remain in effect until we announce otherwise. We may, at any time and in our sole discretion, make further modifications to the minimum redemption amount, including, among others, to reinstate the minimum redemption amount of 20,000 ETNs for all redemption dates after such further modification. Any such modification will be applied on a consistent basis for all holders of the ETNs at the time such modification becomes effective.

As a result of this modification, each Pricing Supplement is hereby amended to reflect the waiver of the minimum redemption amount.

Our obligation to accept any early redemption of ETNs, including with the reduced minimum redemption size as specified herein, is subject to the procedures set forth in the prospectus relating to the ETNs. These procedures include delivering a notice of holder redemption and signed confirmation to Barclays prior to the relevant valuation date within the time frames set forth in the prospectus and instructing the DTC custodian at which the ETNs are held to book and settle a delivery vs. payment trade with respect to the ETNs.

You may lose some or all of your principal if you invest in the ETNs.  Any payment on the ETNs at or prior to maturity is subject to the creditworthiness of Barclays Bank PLC and is not guaranteed by any third party.  See “Risk Factors” in the relevant Pricing Supplement for each Affected Series for risks relating to an investment in the ETNs.

The ETNs are not deposit liabilities of Barclays Bank PLC and are not insured by the United States Federal Deposit Insurance Corporation or any other governmental agency of the United States, the United Kingdom or any other jurisdiction.

Neither the Securities and Exchange Commission nor any state securities commission has approved or disapproved of these ETNs or determined that this amendment to each Pricing Supplement or any Pricing Supplement is truthful or complete. Any representation to the contrary is a criminal offense.

The agent for the offering, Barclays Capital Inc., is an affiliate of Barclays Bank PLC and, as such, has a “conflict of interest” in this offering within the meaning of FINRA Rule 5121, of the Financial Industry Regulatory Authority.  Consequently, this offering is being conducted in compliance with the provisions of Rule 5121 (or any successor rule thereto).  For more information, please refer to “Plan of Distribution—Conflict of Interest” in the accompanying prospectus supplement.

Amendment dated September 4, 2018, amending

certain Pricing Supplements dated July 18, 2016

We describe the ETNs in the relevant pricing supplements (as amended by this amendment), prospectus supplement and prospectus filed with the Securities and Exchange Commission, or SEC. You may access this amendment, the original pricing supplements and the related prospectus supplement and prospectus on the SEC website:

•                  Original pricing supplements, each dated July 18, 2016:

iPath® US Treasury 2-year Bull ETN

https://www.sec.gov/Archives/edgar/data/312070/000110465916133029/a16-13981_14424b2.htm

iPath® US Treasury 2-year Bear ETN

https://www.sec.gov/Archives/edgar/data/312070/000110465916133041/a16-13981_11424b2.htm

iPath® US Treasury 5-year Bull ETN

https://www.sec.gov/Archives/edgar/data/312070/000110465916133084/a16-13981_6424b2.htm

iPath® US Treasury 5-year Bear ETN

https://www.sec.gov/Archives/edgar/data/312070/000110465916133039/a16-13981_8424b2.htm

iPath® US Treasury 10-year Bull ETN

https://www.sec.gov/Archives/edgar/data/312070/000110465916133082/a16-13981_10424b2.htm

iPath® US Treasury Long Bond Bull ETN

https://www.sec.gov/Archives/edgar/data/312070/000110465916133081/a16-13981_5424b2.htm

iPath® US Treasury Steepener ETN

https://www.sec.gov/Archives/edgar/data/312070/000110465916133085/a16-13981_13424b2.htm

iPath® US Treasury Flattener ETN

https://www.sec.gov/Archives/edgar/data/312070/000110465916133083/a16-13981_12424b2.htm

Barclays Inverse US Treasury Composite ETN

https://www.sec.gov/Archives/edgar/data/312070/000110465916133089/a16-13981_20424b2.htm

•                  Prospectus supplement dated July 18, 2016:

http://www.sec.gov/Archives/edgar/data/312070/000110465916132999/a16-14463_21424b3.htm

•                  Prospectus dated March 30, 2018:

https://www.sec.gov/Archives/edgar/data/312070/000119312518103150/d561709d424b3.htm

Terms used herein by not defined have the meanings given to such terms in the relevant Pricing Supplement.